UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 Stanwell Drive

Concord, California 94520

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2017, the Company entered into an Amended and Restated Supply and Manufacturing Agreement with Porex Corporation, or “Porex,” effective as of April 1, 2017, to extend the current supply and manufacturing agreement until December 31, 2019. The Company is no longer subject to a minimum annual purchase requirement, however, Porex has the right to terminate the agreement, upon twelve months’ prior written notice, if annual production falls below a mutually agreed threshold. Unit pricing for platelet wafers and plasma disks are set at certain amounts over the initial term of the agreement, with decreasing pricing based on volume. Unit pricing may be adjusted following the initial term, upon mutual agreement of the parties and subject to a maximum increase. The agreement will continue until December 31, 2019 and will automatically renew for an additional two-year term. The Company has the right to terminate the agreement at will, upon twelve months’ notice to Porex. Either party may terminate the agreement in the event of an uncured breach by the other party.

The foregoing is only a brief description of the material terms of the Porex agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Porex agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: April 17, 2017	By:	/s/ Chrystal N. Menard
Chrystal N. Menard
Chief Legal Officer and General Counsel

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